UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2016

Carbylan Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36830	20-0915291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3181 Porter Drive

Palo Alto, California 94304

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 855-6777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2016, Carbylan Therapeutics, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until September 12, 2016, to regain compliance with the Rule. If, at any time before September 12, 2016, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written notification to the Company that it complies with the Rule.

If the Company does not regain compliance with the Rule by September 12, 2016, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and will need to provide written notice to the Staff of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.

The Company intends to actively monitor the bid price for its common stock between now and September 12, 2016, and will consider available options to resolve the deficiency and regain compliance with the Rule.

Item 8.01 Other Events.

On March 17, 2016, the Company issued a press release announcing that it has engaged Wedbush PacGrow to advise on strategic alternatives (the “Press Release”). A copy of the Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, “Carbylan Therapeutics engages Wedbush PacGrow to advise on strategic alternatives,” dated March 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2016	CARBYLAN THERAPEUTICS, INC.

	By:	/s/ David M. Renzi
David M. Renzi
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, “Carbylan Therapeutics engages Wedbush PacGrow to advise on strategic alternatives,” dated March 17, 2016.